Exhibit 99.1

Investor and Media Inquiries:
David A. Christiansen
(610) 208-3065
dchristiansen@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS

●	Fourth quarter and full year positive free cash flow of $71.5 million and $11.2 million respectively
●	Fourth quarter revenues net of surcharges down 45% from year earlier
●	Fourth quarter loss from continuing operations of $20.8 million or $0.48 per diluted share, including $0.14 per share of restructuring charges

WYOMISSING, Pa., July 30, 2009 -- Carpenter Technology Corporation (NYSE:CRS) today reported a loss from continuing operations of $20.8 million or $0.48 per diluted share for the fiscal fourth quarter ended June 30, 2009, which included restructuring costs of $7.3 million or $0.14 per share for a previously announced facility closure. This compares with income from continuing operations of $37.4 million or $0.81 per diluted share for the same quarter a year earlier. Fourth quarter revenues, excluding surcharges, were down 45 percent compared to last year.  For the year, the Company generated $11.2 million in positive free cash flow.

"Despite the difficult economic conditions and a high level of capital investment, we achieved our goal of generating positive free cash flow for the full year,” said Anne L. Stevens, chairman and chief executive officer. “As expected, we experienced a decline in our revenues and earnings this quarter, consistent with our comments three months ago.  Continuing weak global manufacturing activity affected demand throughout our customer base, and especially in our higher value energy and aerospace products.”

“With a strong emphasis on operations, we were able to generate positive free cash flow and maintain our solid balance sheet, despite a downturn that is broader and more severe than the one we went through in 2002-2003. The Company has reduced inventories, dramatically lowered production labor hours and other costs and closely managed customer receivables,” said Stevens. “We will continue to focus on reducing costs in all areas, improving our manufacturing efficiencies and preparing for the market recovery when it comes. At the same time we will pursue our growth strategy and increase our investments in research and development.”

During the quarter, the Company incurred $7.3 million in costs associated with the closing of its Crawley, UK metal strip manufacturing facility, which will reduce fixed costs and utilize existing production capacity more efficiently.

Fourth Quarter and Year End Results

Financial highlights for the fourth quarter and full fiscal year include:

(millions, except EPS & pounds sold)	4Q 2009	4Q 2008	FY 2009	FY 2008
Net Sales	$256.9	$556.3	$1,362.3	$1,953.5
Net Sales excluding surcharge (a)	$213.4	$390.1	$1,055.2	$1,367.7
(Loss)/Income from continuing operations	$(20.8)	$37.4	$47.9	$200.5
Diluted EPS from continuing operations	$(0.48)	$0.81	$1.08	$4.12
Free cash flow (a)	$71.5	$26.9	$11.2	$213.4	(b)
Pounds sold (000)	32,466	65,028	167,040	223,460

(a)	non-GAAP financial measure that is explained in the attached tables
(b)	includes net proceeds of $101.6 million from sale and acquisition of businesses

Net sales for the fourth quarter were $256.9 million, a decline of 54 percent from a year earlier. Excluding surcharge revenue, net sales were $213.4 million, or 45 percent lower than the same quarter a year ago.

Total pounds sold in the fourth quarter declined 50 percent from the fourth quarter a year ago. Volumes shipped by the Premium Alloys Operations segment decreased 55 percent as a result of lower demand in the aerospace and energy markets. Pounds sold by the Advanced Metals Operations segment dropped 47 percent due to lower industrial, automotive and consumer demand.

Gross profit was $8.4 million in the fourth quarter compared with $117.3 million a year earlier. Excluding surcharge revenue, gross margin was 3.9 percent, compared with 30.1 percent last year.

SG&A expenses were $33.2 million, a decrease of 45 percent from the 2008 fourth quarter which included a $21 million special litigation reserve. Excluding the impact of changes in net pension expense and the special litigation reserve, SG&A improved by 19 percent over last year.

Operating income declined to a loss of $32.1 million, compared with income of $57.2 million for the 2008 fourth quarter. Excluding surcharge revenue, the Crawley restructuring and the 2008 special litigation reserve, operating margin was negative 11.6 percent, down from a positive 20.0 percent last year.

The lower gross margin and operating margin primarily resulted from reduced demand levels and related manufacturing inefficiencies.  The margins were also adversely affected by a leaner mix of products due to lower demand for premium alloys for energy and aerospace applications. In addition, fourth quarter margins were negatively impacted by about $12 million of LIFO and other quarterly accounting effects from nickel prices and reductions in inventory levels, as the Company discussed last quarter.

The income tax provision in the fourth quarter was a benefit of $13.2 million or 38.8% of pre-tax loss, compared with an income tax expense of $17.2 million or 31.5 percent of pre-tax income a year ago. The tax benefit reflects the operating loss and a $1.6 million favorable adjustment related to a prior tax period.

Income from continuing operations in the fourth quarter was a loss of $20.8 million or $0.48 per diluted share, compared with income from continuing operations of $37.4 million or $0.81 per diluted share for the fourth quarter a year earlier.

Free cash flow, defined as cash from operations less capital expenditures and dividends, was positive by $71.5 million in the fourth quarter. This reflects substantial efforts to reduce inventory levels.

Markets

Aerospace market sales were $120.4 million in the fourth quarter, down 42 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 31 percent on 32 percent lower volume.  The decline reflected lower airplane build levels and reduced revenue passenger miles.  Excess inventory in the supply chain for both jet engine components and fasteners also contributed to the lower demand.

Industrial market sales in the fourth quarter were $55.4 million, down 60 percent compared with the fourth quarter of fiscal 2008. Excluding surcharge, industrial sales decreased 50 percent on 53 percent lower volume.  The decline reflects strong competitive pricing pressures and cautious customer buying behavior.

Medical market shipments were up 3 percent in the fourth quarter although sales decreased to $27.2 million, down 30 percent from the fourth quarter of fiscal 2008.  Excluding surcharge revenue, medical sales declined 26 percent from the prior year. Volume increases reflect higher demand for materials for implant and medical instrument applications, while the revenue decline came from lower market costs for titanium and a leaner mix of products.

Consumer market sales were $20.5 million, a decrease of 55 percent from the fourth quarter of fiscal 2008. Excluding surcharge revenue, sales declined 46 percent on 38 percent lower volume. The decline in revenues reflected lower sales across all consumer segments, primarily led by housing and electronics. Supply chain inventories remain low as many customers and distributors conserve cash in light of credit availability issues.

Energy market sales of $20.3 million represented a decline of 72 percent from the fourth quarter a year earlier.  Excluding surcharge revenue, energy market sales decreased 68 percent on 77 percent lower volume.  The reduced rig count for oil and gas exploration continues to adversely affect demand, while excess inventories in the supply chain leave little expectation for near term recovery.  Declining market demand and high customer inventory also reduced shipments of materials to the power generation market.

Automotive market sales were $13.1 million, a decrease of 76 percent from a year earlier. Excluding surcharge revenue, automotive sector revenues were down 71 percent as volumes declined by 62 percent from a year earlier. Sharply lower consumer spending and tighter credit continue to suppress auto sales, resulting in further deterioration in production rates.

Sales outside the United States in the fourth quarter declined 54 percent to $82.2 million compared with the fiscal 2008 fourth quarter. The reduction reflects declines in energy and aerospace demand, especially in Canada and Europe. International sales represented 32 percent of sales in the FY 2009 fourth quarter compared to 32 percent in the same period last year.

Fiscal Year 2009 Results
Net sales from continuing operations for the year were $1.362 billion, or 30 percent lower than a year ago. Excluding surcharge revenue, sales from continuing operations were $1.055 billion, 23 percent less than a year ago.

Pounds shipped in FY2009 were 25 percent lower than last year. Pounds shipped by our Premium Alloys Operations segment declined 24 percent year on year, while our Advanced Metals Operations segment was down 26 percent.

Gross profit in FY2009 was $207.2 million, compared with $457.2 million a year earlier.

Operating income for FY 2009 was $64.0 million, down 78 percent compared with $293.6 million in 2008.  After adjusting for the Crawley restructuring and the 2008 special litigation reserve, operating margin excluding surcharge was 7.0 percent in FY 2009, compared to 23.0 percent in 2008.

Other income in FY 2009 was $15.1 million, compared with other income of $24.2 million in 2008.

The income tax provision for FY 2009 was $15.1 million or 24.0 percent of pre-tax income, compared with an income tax provision of $96.8 million or 32.5 percent last year.  The lower rate primarily results from applying R&D tax credits to a lower taxable income level and the reversal of certain liabilities previously established for unrecognized tax benefits, partially offset by a reduction in certain deferred state tax assets related to net operating loss carryforwards.

For the year, income from continuing operations was $47.9 million or $1.08 per diluted share, compared with 2008 income from continuing operations of $200.5 million or $4.12 per diluted share.

Market data for fiscal 2009 is shown below.

Market	FY2009 Revenues (in millions)	% change from FY2008	FY2009 Revenues w/o surcharge (in millions)	% change from FY2008 w/o surcharges
Aerospace	$579.3	(22%)	$446.8	(14%)
Industrial	$326.6	(30%)	$242.1	(21%)
Energy	$149.9	(35%)	$124.9	(27%)
Medical	$108.7	(18%)	$91.1	(17%)
Consumer	$103.4	(39%)	$77.9	(31%)
Automotive	$94.4	(56%)	$72.4	(51%)
International	$477.0	(27%)	$403.7	(24%)

Other Financial Items
Free cash flow was $11.2 million for the 2009 fiscal year.  Cash and marketable securities at year end were $355 million against outstanding debt of $279 million.  Full year capital expenditures totaled $116 million, primarily reflecting Carpenter’s completion of the expansion of its premium melt capacity.
FY 2010 Outlook
"We expect to begin to see modest improvement in our business through the year. Automotive demand may see some limited recovery as a new model year starts, while consumer and industrial demand will be tied largely to housing starts and overall consumer confidence,” said Stevens.  “In our aerospace market, the most recent airline build projections indicate that the second half of our fiscal year may show improvement.  The energy market, though, appears to be headed for a more extended downturn that could last later into 2010. Based on current economic conditions, we anticipate that overall demand across our markets will probably bottom out during our first fiscal quarter, with a gradual recovery after that. Total revenues in FY 2010 will still likely be less than in FY 2009.

“Our top financial goal is to generate positive free cash flow for the full fiscal year, which will preserve our strong balance sheet. At the current volume level and product mix, we expect to post a net loss for the first quarter. Earnings should improve during the year as volume improves, and, based on current market expectations, we should finish the full year with positive earnings per share, despite lower revenue and the increase in non-cash pension expense.

“Our healthy balance sheet and cash generation ability will help carry us through this downturn as we prepare for the recovery,” said Stevens. “We are also looking beyond the current conditions and maintaining our focus on R&D, new products and global marketing programs to be ready for future growth opportunities.”

Pension Effects
During FY 2009, the Company had net expense associated with its pension and other post retirement benefit plans of $20.1 million or $0.25 per share.  Due primarily to the decline in the value of the plans’ assets as of June 30, 2009, the Company will experience non-cash net pension expense during fiscal 2010 of $61.1 million, or approximately $0.83 per diluted share.  The expense will be allocated equally through the fiscal year.  The Company currently expects to make a cash contribution to the plan of approximately $7 million in the fourth quarter of fiscal 2010.

Discontinued Operations

On June 30, 2009, Carpenter completed the closing of its metal strip business located in Crawley, UK. Carpenter recorded a pre-tax loss in the quarter of $7.3 million and $9.4 million for the full fiscal year, or $0.14 and $0.18 per share respectively on an after-tax basis.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, July 30, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2008, its quarterly reports on Forms 10-Q for the periods ended September 30, December 31, 2008and March 3, 2009 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; and 14) our manufacturing processes are dependent upon highly specialized equipment which are located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	June 30	June 30
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$340.1	$403.3
Marketable securities	15.0	5.3
Accounts receivable, net	130.8	285.1
Inventories	185.4	209.0
Deferred income taxes	23.8	19.8
Other current assets	54.6	44.2
Assets of discontinued operations	0.0	0.0
Total current assets	749.7	966.7

Property, plant and equipment, net	634.1	583.8
Prepaid pension cost	--	51.5
Goodwill	35.2	35.2
Other intangibles, net	18.7	19.8
Other assets	59.7	55.2
Assets of discontinued operations	0.0	0.0
Total assets	$1,497.4	$1,712.2

LIABILITIES
Current liabilities:
Accounts payable	$70.2	$158.4
Accrued liabilities	108.3	144.2
Current portion of long-term debt	20.0	23.0
Liabilities of discontinued operations	0.0	0.0
Total current liabilities	198.5	325.6

Long-term debt, net of current portion	258.6	276.7
Accrued pension liability	240.4	35.8
Accrued postretirement benefits	127.7	90.9
Deferred income taxes	1.6	95.7
Other liabilities	53.6	48.3
Liabilities of discontinued operations	0.0	0.0
Total liabilities	880.4	873.0

STOCKHOLDERS' EQUITY
Common stock	273.1	273.0
Capital in excess of par value - common stock	208.9	197.5
Reinvested earnings	1,013.0	996.6
Common stock in treasury, at cost	(531.5)	(484.0)
Accumulated other comprehensive loss	(346.5)	(143.9)
Total stockholders' equity	617.0	839.2

Total liabilities and stockholders' equity	$1,497.4	$1,712.2

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.
Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

PRELIMINARY
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Year Ended
	June 30		June 30

	2009	2008	2009	2008

NET SALES	$256.9	$556.3	$1,362.3	$1,953.5

Cost of sales	248.5	439.0	1,155.1	1,496.3
Gross profit	8.4	117.3	207.2	457.2

Selling, general and administrative expenses	33.2	60.1	133.8	163.6
Restructuring costs	7.3	--	9.4	--
Operating (loss) income	(32.1)	57.2	64.0	293.6

Interest expense	4.0	4.5	16.1	20.5
Other income, net	(2.1)	(1.9)	(15.1)	(24.2)

(Loss) income before income taxes	(34.0)	54.6	63.0	297.3
Income taxes	(13.2)	17.2	15.1	96.8
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(20.8)	$37.4	$47.9	$200.5

DISCONTINUED OPERATIONS:
Income before taxes
Income tax expense
INCOME FROM DISCONTINUED OPERATIONS	--	$6.5	--	$77.2

NET (LOSS) INCOME	$(20.8)	$43.9	$47.9	$277.7

EARNINGS PER COMMON SHARE - BASIC:
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.48)	$0.81	$1.09	$4.14
Income from discontinued operations	--	$0.14	--	$1.59
NET (LOSS) INCOME PER SHARE - BASIC	$(0.48)	$0.95	$1.09	$5.73

EARNINGS PER COMMON SHARE - DILUTED:
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.48)	$0.81	$1.08	$4.12
Income from discontinued operations	--	$0.14	--	$1.58
NET (LOSS) INCOME PER SHARE - DILUTED	$(0.48)	$0.95	$1.08	$5.70

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	43.8	46.1	43.9	48.5
Diluted	44.1	46.4	44.2	48.7

Cash dividends per common share	$0.18	$0.18	$0.72	$0.63

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.
Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

PRELIMINARY
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended
	June 30

	2009	2008

OPERATING ACTIVITIES:
Net income	$47.9	$277.7
Adjustments to reconcile net income to
net cash provided from operations:
Depreciation	49.5	46.8
Amortization	3.2	2.4
Deferred income taxes	16.4	(4.0)
Net pension expense (income)	20.6	(0.1)
Net loss (gain) on asset disposals	1.7	(0.9)
Gain on sale of businesses	--	(109.6)
Changes in working capital and other:
Receivables	144.0	6.3
Inventories	13.4	17.4
Other current assets	(26.7)	(8.3)
Accounts payable	(85.7)	(56.1)
Accrued current liabilities	(33.5)	28.5
Other, net	(5.3)	18.4
Net cash provided from operating activities	145.5	218.5

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(116.3)	(118.9)
Proceeds from disposals of plant and equipment	0.1	1.5
Acquisition of business	--	(6.6)
Net proceeds from sale of businesses	13.4	149.5
Purchases of marketable securities	(49.5)	(366.2)
Sales of marketable securities	44.8	722.2
Net cash (used for) provided from investing activities	(107.5)	381.5

FINANCING ACTIVITIES:
Payments on long-term debt	(23.0)	(33.2)
Payments to acquire treasury stock	(46.1)	(425.2)
Dividends paid	(31.5)	(30.6)
Tax benefits on share-based compensation	--	1.0
Proceeds from common stock options exercised	0.1	0.7
Net cash used for financing activities	(100.5)	(487.3)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	(10.2)

Change in cash balance included in discontinued operations	--	0.0
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(63.2)	102.5
Cash and cash equivalents at beginning of period	403.3	300.8
Cash and cash equivalents at end of period	$340.1	$403.3

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

PRELIMINARY
SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Year Ended		Year Ended
	June 30		June 30		June 30

	2009	2008	2009	2008	2008	2007

Net sales:

Advanced Metals Operations:					$1,390.7	$1,365.2
Net sales excluding surcharge	$156.1	$279.7	$751.7	$991.2
Surcharge	25.5	113.4	205.7	399.5

Advanced Metals Operations net sales	181.6	393.1	957.4	1,390.7

Premium Alloys Operations:
Net sales excluding surcharge	$57.7	$114.2	$311.8	$389.4
Surcharge	18.0	52.8	101.4	186.3

Premium Alloys Operations net sales	75.7	167.0	413.2	575.7

Intersegment	(0.4)	(3.8)	(8.3)	(12.9)	(12.9)	(1.9)
Consolidated net sales	$256.9	$556.3	$1,362.3	$1,953.5	$1,377.8	$1,363.3

Operating (loss) income:
Advanced Metals Operations	$(27.4)	$50.4	$34.1	$188.7	$188.7	$202.9
Premium Alloys Operations	13.5	34.3	76.9	144.7	144.7	120.1
Corporate costs	(10.8)	(32.7)	(37.5)	(61.9)	(61.8)	(33.2)
Pension earnings, interest & deferrals	--	4.9	(0.1)	21.7	21.7	14.5
Restructuring costs	(7.3)	--	(9.4)	--
Intersegment	(0.1)	0.3	--	0.4	0.3	0.1

Consolidated operating (loss) income	$(32.1)	$57.2	$64.0	$293.6	$293.6	$304.4

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments.  As a result, we now have two reportable business segments:  Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder.  AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

PRELIMINARY
SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31

	2006	2005	2006	2005

Net sales:
Specialty Metals	$417.5	$321.0	$794.7	$642.3
Engineered Products	24.3	25.3	52.3	50.3
Intersegment	(0.5)	(0.6)	(1.2)	(0.9)

Consolidated net sales	$441.3	$345.7	$845.8	$691.7

Operating income:
Specialty Metals	$64.2	$63.2	$136.1	$124.2
Engineered Products	4.8	4.2	10.1	9.4
Corporate costs	(10.1)	(6.1)	(18.0)	(11.4)
Pension earnings, interest & deferrals	3.6	2.6	7.3	5.2
Intersegment	0.2	---	0.3	0.1

Consolidated operating income	$62.7	$63.9	$135.8	$127.5

Carpenter operates in two business segments, Specialty Metals and Engineered Products. Specialty Metals includes our Specialty Alloys, Dynamet and Carpenter Powder Products business operations. These operations have been aggregated into one reportable segment because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating income of the business segments.  The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

PRELIMINARY
SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended		Year Ended
	June 30		June 30
FREE CASH FLOW	2009	2008	2009	2008

Net cash provided from operations	$100.7	$75.0	$145.5	$218.5
Purchases of plant, equipment and software	(21.4)	(46.2)	(116.3)	(118.9)
Proceeds from disposals of plant and
equipment	0.1	0.1	0.1	1.5
Net proceeds from sale of businesses	--	6.5	13.4	149.5
Acquisition of business	--	--	--	(6.6)
Dividends paid	(7.9)	(8.5)	(31.5)	(30.6)
Free cash flow	$71.5	$26.9	$11.2	$213.4

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Year Ended
	June 30		June 30
NET SALES BY MAJOR PRODUCT LINE	2009	2008	2009	2008

Product Line Excluding Surcharge:
Special alloys	$102.6	$182.1	$499.2	$647.1
Stainless steel	68.8	132.6	349.8	458.4
Titanium products	31.4	51.3	141.4	180.6
Tool and other steel	6.4	18.4	46.3	61.4
Other materials	4.2	5.7	18.5	20.2

Consolidated net sales excluding surcharge	$213.4	$390.1	$1,055.2	$1,367.7

Surcharge revenue	43.5	166.2	307.1	585.8

Consolidated net sales	$256.9	$556.3	$1,362.3	$1,953.5

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.